JOGMEC
Japan Oil, Gas and Metals National Corporation
Muza Kawasaki Central Tower, Omiya-cho 1310, Saiwai-ku, Kawasaki-shi,
Kanagawa 212-8554, Japan. TEL: +81-44-520-8651, FAX: +81-44-520-8740

March 31, 2006

Mr. Duane Poliquin
President
Almaden Minerals Ltd.
1103-750 West Pender St.
Vancouver, B.C, Canada V6C 2T8
TEL: +1-604-689-7644, FAX: +1-604-689-7645

Re: Mexican JV Project – Extension of the Outside Date,
Change of the Earn In Period,
Compania Minera Zapata S.A. will be a Party of the JV to the JVA or JVSA

Dear Mr. Duane Poliquin,

In accordance with the provision of Section 5 of the LETTER OF INTENT AND PRELIMINARY AGREEMENT REGARDING A PROGRAM OF EXPLORATION FOR MINERALS IN THE UNITED MEXICAN STATES, Japan Oil, Gas and Metals National Corporation(JOGMEC) proposes the Parties mutually agree an extension of the Outside Date until 30 September, 2006.

Due to the delay of the Second Earn In Period, JOGMEC proposes to change the Earn In Period as follows;

The Second Earn In Period: from November 1, 2005 to and including September 30, 2006
The Third Earn In Period: from October 1, 2006 to and including September 30, 2007

In accordance with the Minutes of the Meeting with respect to the Mexico Joint Venture between JOGMEC and Almaden Minerals Ltd. dated August 10, 2005, JOGMEC and Almaden Minerals Ltd. confirm that Compania Minera Zapata S.A. de CV. which hold a 100% interest in the Santa Isabela property will be a Party of the Exploration JV to the JVA or JVSA.

If you agree with this proposal, please indicate your agreement by signing below where indicated and return the signed copy of this letter to the undersigned.

Sincerely yours,

Toshio Sakasegawa
Executive Director, Member of the Board
Japan Oil, Gas and Metals National Corporation
Muza Kawasaki Central Tower, Omiya-cho 1310
Saiwai-ku, Kawasaki-shi, Kanagawa 212-8554, Japan.
TEL: +81-44-520-8674, FAX: +81-44-520-8740

For JOGMEC:

坂瀬川敏夫

By: Toshio Sakasegawa
Date: 30 March, 2006

For Almaden Minerals Ltd.:

By: Duane Poliquin
Date: 30 March 2006